Exhibit 10.2
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is entered into by and between Group 1 Automotive, Inc. (“Group 1” or the “Company”) and Edward McKissic (“Employee”) (collectively, the “Parties”), effective as of February 24, 2025 (the “Effective Date”).
A. RECITALS
Employee is currently employed by the Company as Senior Vice President, Chief Human Resources Officer & Chief Diversity Officer. Employee’s employment with the Company will terminate effective February 15, 2025 (the “Termination Date”).
B. AGREEMENT
In consideration of the following promises and covenants, the Parties agree as follows:
1.Resignation; Release: In return for the Company’s agreement to enter into this Agreement and subject to other promises as outlined herein, Employee (i) agrees to accept the terms of this Agreement, and (ii) agrees to execute no later than March 3, 2025 (and does not revoke), the Release and Waiver of Claims Agreement (“Release,” attached hereto as Exhibit “A”).
2.Termination of Employment:
(a)If Employee satisfies the conditions set forth in Section 1, Employee shall be entitled to receive: (i) $1,061,000, less applicable tax withholding, paid in a single lump sum (the “Severance Payment”), and (ii) if Employee timely elects to continue coverage for Employee and Employee’s eligible dependents under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a payment in an amount equal to the product of (A) 12 and (B) the monthly premium that would otherwise be payable by Employee for continued health or welfare benefits provided to Employee and Employee’s dependents pursuant to COBRA, at the full COBRA premium rate in effect under the Company’s group health plan as of the Termination Date (the “COBRA Payment”). The Severance Payment will be paid on the first regular payroll date following the Release Revocation Period. The COBRA Payment will be paid on the first regular payroll date following the later of (y) the Release Revocation Period or (z) the date Employee enrolls for COBRA. Employee will receive COBRA enrollment materials no later than 30 days following the Termination Date.
(b)With respect to the 93 shares of restricted stock, which have not vested and are due to vest on May 11, 2025 (the “May 2025 Shares”), and subject to the conditions set forth in Section 1, the Company agrees that (i) the May 2025 Shares will not be forfeited immediately following the Termination Date, (ii) the Employee shall vest in those May 2025 Shares on the Termination Date, (iii) the May 2025 Shares shall not be subject to the two-year restraints placed on all other shares subject to “Qualified Retirement” (as defined in the restricted stock grant agreement) provisions. With respect to the outstanding 1,085 performance shares for which the performance measures have been met and which would otherwise have vested on December 31, 2025 (the “December 2025 Shares”), the Company agrees that (i) the December 2025 Shares will not be forfeited immediately following the Termination Date and (ii) the Employee shall be entitled to vest in those December 2025 Shares and the December 2025 Shares will be settled subject to the terms of the applicable performance share grant agreement other than continued employment following the Termination Date. All other outstanding equity-based compensation awards held by Employee at the time of Employee’s termination of employment shall be forfeited for no consideration pursuant to the terms and conditions of such equity compensation awards. Any vesting pursuant to this Section 2(b) will be subject to any applicable tax withholding.
(c)Employee may continue to use the BMW 8 series (with license plate ) until August 15, 2025, subject to keeping the vehicle in good and roadworthy condition, not doing anything that would or may prejudice any insurance cover effective by the Company in respect of the vehicle, and your continued compliance at all times with the Company’s car policy (notwithstanding the termination of your employment); provided further, the Company reserves the right to provide a replacement vehicle for usage if the current vehicle mileage exceeds 4,000 miles.

Exhibit 10.2
3.Rights Not Affected: This Agreement will not affect Employee’s rights in the Group 1 Automotive, Inc. Deferred Compensation Plan, the Executive Term Life & Accidental Death and Dismemberment Insurance, the Disability Income Insurance, Long Term Benefits, the Company’s 401(k) plans or any deferred compensation plan, Employee Stock Purchase Plan, or Employee’s ownership rights to shares of stock in the Company. Employee’s rights in any of the foregoing Company benefit plans prior to and following Employee’s termination of employment shall be exclusively governed by the terms of such plans.
4.Employee Obligations:
(a)Group 1 and Employee agree that the terms of this Agreement are a private matter, which shall not be divulged in any form to others. Accordingly, Group 1 and Employee hereby agree that, except as provided by law and the requirements under the Securities and Exchange Act of 1934, they will not disclose, disseminate and/or publicize or cause to be disclosed, disseminated and/or publicized any of the terms of this Agreement or the discussions which have led up to this Agreement to anyone, with the exception of information that is already publicly disclosed within Group 1’s executive compensation disclosures in any filing required to be made with the Securities and Exchange Commission, or those within Group 1 who need to know the terms and Employee’s attorney, any financial or tax advisors, and spouse and children, who shall not divulge its contents to any third party.
(b)Employee reaffirms Employee’s commitment to maintain confidentiality of all Company business, proprietary information and relationships and agrees not to disparage the Company, its employees, officers, and directors.
(c)Employee acknowledges their understanding and agreement that all post-employment non-competition and non-solicitation obligations set forth herein shall survive and are incorporated into this Agreement as if fully restated herein and the Termination Date of this Agreement shall be used to determine any obligations which begin as of Employee’s termination of employment.
(d)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.
5.Clawback Policy. Employee acknowledges and agrees that the terms of the Company’s compensation recovery policy, which allows for claw back of certain payments under certain events, shall remain in full force and effect following the Effective Date and shall continue in full force and effect after the Termination Date to the extent such claw back policy applies to similarly situated employees of the Company.
6.Severability: In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
7.Employee Indemnity Not Affected: The releases contained herein shall not affect Group 1’s obligation under law, to the extent applicable, to indemnify Employee as an employee for actions taken within the scope and course of Employee’s employment.
8.Jurisdiction and Choice of Law: Employee and Company agree to use the Laws of Texas to enforce the terms of this Agreement, and the matter shall be heard in Harris County, Texas. Employee agrees to service and personal jurisdiction in Harris County, Texas.

Exhibit 10.2
In Witness Whereof, the Parties have executed this Agreement effective as of the Effective Date.

EDWARD MCKISSIC (“EMPLOYEE”)	GROUP 1 AUTOMOTIVE, INC.

By: /s/ Edward McKissic	By: /s/ Daryl Kenningham
Name: Daryl Kenningham Title: President and Chief Executive Officer
Dated: February 24, 2025	Dated: February 24, 2025

Exhibit 10.2
EXHIBIT “A”
RELEASE AND WAIVER OF CLAIMS AGREEMENT
This Release and Waiver of Claims Agreement (“Agreement”) is made and entered into by and between Edward McKissic (“Employee”) and Group 1 Automotive, Inc. (the “Company”).
NOW, THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:
1.Effective Date. Except as provided herein, this Agreement shall be effective the date it is signed by both parties (the “Release Effective Date”).
2.Termination Date. Employee’s employment with the Company will terminate effective February 15, 2025 (“Termination Date”).
3.Consideration by the Company. For and in consideration of the promises made by Employee in this Agreement, the Company shall:
a.Provide for the payments and benefits described in Section 2 of the Separation Agreement by and between Employee and the Company dated February 15, 2025 (the “Separation Agreement”).
b.With the exception of any claim arising from fraud, illegal activity or dishonesty, the Company and its subsidiaries, related companies, parents, successors and assigns agrees to forever unconditionally release, waive and discharge Employee and their heirs, executors, administrators successors and assigns from any and all claims, debts, liabilities, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Release Effective Date of this Agreement, or arising out of or in connection with Employee’s employment with the Company or any affiliate of the Company.
c.The Company agrees and promises that it will not engage in any disparaging conduct directed at Employee, and the Company shall refrain from making any derogatory statements or disparaging behavior concerning Employee in the future.
EMPLOYEE SPECIFICALLY ACKNOWLEDGES THAT EMPLOYEE WOULD NOT OTHERWISE BE ENTITLED TO THE CONSIDERATION SET FORTH IN THIS PARAGRAPH WERE IT NOT FOR EMPLOYEE’S COVENANTS, PROMISES AND RELEASES SET FORTH HEREUNDER.
4.Consideration by Employee. For and in consideration of the promises made by the Company in Paragraph 3 of this Agreement, Employee agrees as follows:
a.Employee agrees for themselves and their heirs, executors, administrators, successors and assigns to forever unconditionally release, waive and discharge the Company and its subsidiaries, related companies, parents, affiliates and each of the foregoing entities’ respective successors and assigns, and current and former divisions, partnerships, related entities, officers, directors, managers, members, shareholders, attorneys, agents, insurers, benefit plans (and the fiduciaries and trustees of such plans) and employees (collectively, the “Released Parties”) from any and all claims, debts, liabilities, promises, agreements, demands, causes of action, attorneys' fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising on or prior to the Release Effective Date. This total release includes, but is not limited to, all claims or demands related to: (i) salary, bonuses, commissions, compensation, stock, stock options, performance shares, vacation pay, fringe benefits and expense reimbursements pursuant to any federal, state or local statutory or common law or ordinance or cause of action, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; (ii) any federal, state or local anti-discrimination or anti-retaliation law; (iii) violation of (each, as may have been amended): the United States and Texas Constitutions; the Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code and the Texas Whistleblower Act), the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967,

Exhibit 10.2
the Older Workers' Benefit Protection Act, the Americans With Disabilities Act of 1990, the Employee Retirement Income and Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, and the Sarbanes Oxley Act. Employee specifically does not release Employee’s right to apply for unemployment compensation benefits.
b.Employee agrees and promises that Employee will not engage in any disparaging conduct directed at the Company or any other Released Party, and Employee shall refrain from making any derogatory statements or disparaging behavior concerning the Company or any other Released Party in the future.
c.Employee hereby represents and warrants that Employee will return to the Company all Company property, materials, files and documents in their possession including, but not limited to, Company files, notes, records, computer recorded information, electronically stored information (collectively, the “Information”), as well as, all tangible property, credit cards, entry cards, pagers, identification badges, and keys.
d.Employee agrees that Gillian Hobson been designated as the only persons Employee will contact on matters related to this Agreement. Employee specifically agrees that Employee will not contact any other employee or director of the Company concerning these matters.
e.Employee understands and agrees that, after February 15, 2025, Employee is no longer authorized to incur any expenses or obligations or liabilities on behalf of the Company or to make or take any actions as an officer of the Company unless specifically instructed to do so by Daryl Kenningham.
f.Employee agrees that during Employee’s tenure as an employee and thereafter, Employee shall not, directly or indirectly, personally, or on behalf of any other person, business, corporation or entity, divulge or make use of any confidential business information or trade secrets of the Company or any other Released Party, including but not limited to: customer or employee information, training material, information related to acquisitions or divestments, buying habits and preferences of customers; marketing strategies; pricing or financial information; technical information; operations information and operations strategies.
g.Employee specifically waives Employee’s right to recover in any action which may be brought on Employee’s behalf by any person or entity, including, but not limited to, any governmental department or agency such as the Equal Employment Opportunity Commission (“EEOC”) or the United States Department of Labor (“DOL”). Employee specifically represents and warrants that Employee has not initiated or caused to be initiated any legal action with any court and that Employee has not filed or caused to be filed an administrative charge, claim or complaint with any governmental office or department or agency, including but not limited to the Equal Employment Opportunity Commission.
h.Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the EEOC, National Labor Relations Board (“NLRB”), DOL or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, DOL or comparable state or local agency or cooperating with such agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recover as a result of such EEOC, NLRB, DOL or comparable state or local agency or proceeding or subsequent legal actions. Further notwithstanding this release of liability, nothing in this Agreement limits Employee’s right to obtain vested benefits under any benefit plan governed by ERISA.
i.Employee hereby acknowledges that a partial consideration for the benefits Employee will receive pursuant to this Agreement and an inducement for the Company to enter into this Agreement is Employee’s agreement, if reasonably requested by the Company, to cooperate with the Company in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal or equitable proceedings which involve Company or any of its current or former employees, officers or directors. This cooperation may include, but shall not be limited to, the availability to provide testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony. Employee acknowledges that Employee shall make themselves available at the Company’s reasonable request for any meetings or conferences the Company deems necessary in preparation for the defense or prosecution of any such legal proceedings. If the Company requests Employee to travel or travel is otherwise required in conjunction with Employee providing assistance to the Company pursuant to this provision, the Company will reimburse, and when possible, pay in advance, for Employee’s necessary and reasonable travel expenses.

Exhibit 10.2
j.In signing below, Employee expressly represents that, as of the date Employee signs this Agreement, Employee has received all leaves (paid and unpaid) to which Employee has been entitled during their employment with the Company and any other Released Party and Employee has received all wages, bonuses and any other compensation or other form of remuneration, equity-based or otherwise, that Employee is owed and has been by the Company and each other Released Party.
k.The parties hereby expressly agree and acknowledge that this release of liability of claims shall inure to the benefit of, and apply to, each of the Released Parties that are not signatories hereto, even though such Released Parties are not signatories to this Agreement, as the parties expressly agree and acknowledge that each such Released Party is a third-party beneficiary of Employee’s releases, covenants and representations set forth in this Agreement.
5.No Admissions. Employee agrees that this Agreement does not, and shall not be construed to, constitute an admission by the Company or any other Released Party of any violation of any federal, state or local statute or regulation, or any violation of any of Employee’s rights or of any duty owed by the Company or any other Released Party to Employee.
6.Modification. This Agreement along with the Separation Agreement contain the entire agreement of the parties hereto and there are no agreements, understandings or representations made by the Company or Employee, except as expressly stated herein. This Agreement supersedes all prior agreements and understandings between the Company and Employee. No cancellation, modification, amendment, deletion, addition or other changes in this Agreement or any provision hereof or any right herein provided shall be effective for any purpose unless specifically set forth in a subsequent written agreement signed by both Employee and an authorized representative of the Company.
7.Construction. The parties agree that this Agreement shall be construed as if the parties jointly prepared it so that any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.
8.Severability and Waiver. The parties agree that the covenants of this Agreement are severable and that if any single clause or clauses shall be found unenforceable, the entire Agreement shall not fail but shall be construed and enforced without any severed clauses in accordance with the terms of this Agreement. The parties also agree that any failure by any party to enforce any right or privilege under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein. The terms of this Agreement are to be construed under the laws of the State of Texas. The parties consent to the jurisdiction of the courts of the State of Texas for any disputes arising hereunder.
9.Adequacy of Consideration. The parties further acknowledge the adequacy of the additional consideration provided herein by each to the other, that this is a legally binding document, and that they intend to be bound by and faithful to its terms.
10.Period of Consideration. Employee is fully aware of the contents of this Agreement and of its legal effect. Employee acknowledges that Employee was advised on the date Employee received this Agreement that Employee had a period of twenty-one (21) calendar days to review and consider this Agreement before signing. Employee further acknowledges that Employee voluntarily may waive their right to take the full 21-day consideration period and may sign this Agreement at any time before the 21-day period elapses.
11.Period of Revocation. Employee understands that after signing this Agreement Employee may, in their sole discretion, revoke their acceptance of the Agreement by giving written notice to Gillian Hobson, within seven (7) days after Employee signs the Agreement. Notice of revocation must be received no later than the close of business on the seventh (7th) day following Employee’s execution of this Agreement (such period, the “Release Revocation Period”).
12.Attorney Consultation. Employee certifies that by signing this Agreement Employee has had a reasonable amount of time to consider its terms, that Employee has had the opportunity to consult with an attorney before signing this Agreement, and that Employee has signed this Agreement after good-faith negotiations concerning its terms. Employee is hereby advised in writing to consult with an attorney prior to signing this Agreement.
13.Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.
In Witness Whereof, the parties have executed this Agreement effective as of the date last written below.

Exhibit 10.2

EDWARD MCKISSIC (“EMPLOYEE”)	GROUP 1 AUTOMOTIVE, INC.

By: /s/ Edward McKissic	By: ___________________________
Name: Title:
Dated: February 24, 2025	Dated: February 24, 2025